Exhibit 3.12

ENTERCOM BOSTON 1 TRUST

By-Laws

ENTERCOM BOSTON 1 TRUST

By-Laws

Table of Contents

Provision	Page No.
RECITALS	1

ARTICLE I SHAREHOLDERS AND SHAREHOLDERS’ MEETINGS	1

SECTION 1.1. Meetings	1
SECTION 1.2. Presiding Officer; Secretary	1
SECTION 1.3. Authority of Chairman of Meeting to Interpret Declaration and By-Laws	1
SECTION 1.4. Voting; Quorum	1
SECTION 1.5. Inspectors	2
SECTION 1.6. Shareholders’ Action in Writing	2
SECTION 1.7. Lost, Stolen, etc., Certificates	2

ARTICLE II TRUSTEES AND TRUSTEES’ MEETINGS	2

SECTION 2.1. Number of Trustees	2
SECTION 2.2. Annual and Regular Meetings of Trustees	2
SECTION 2.3. Special Meetings of Trustees	2
SECTION 2.4. Notice of Meetings	3
SECTION 2.5. Quorum; Presiding Officer	3
SECTION 2.6. Participation by Telephone	3
SECTION 2.7. Location of Meetings	3
SECTION 2.8. Votes	3
SECTION 2.9. Rulings of Chairman	3
SECTION 2.10. Trustees’ Action in Writing	4

ARTICLE III OFFICERS	4

SECTION 3.1. Officers of the Trust	2
SECTION 3.2. Time and Terms of Election	4
SECTION 3.3. Resignation and Removal	4
SECTION 3.4. Fidelity Bond	4
SECTION 3.5. Chairman of the Trustees	4
SECTION 3.6. President	4
SECTION 3.7. Vice Presidents	5
SECTION 3.8. Treasurer and Assistant Treasurers	5
SECTION 3.9. Secretary and Assistant Secretaries	5
SECTION 3.10. Substitutions	6
SECTION 3.11. Execution of Deeds, etc	6

Provision	Page No.
SECTION 3.12. Power to Vote Securities	6

ARTICLE IV COMMITTEES	6

SECTION 4.1. Power of Trustees to Designate Committees	6
SECTION 4.2. Rules for Conduct of Committee Affairs	6
SECTION 4.3. Trustees May Alter Abolish etc. Committees	6
SECTION 4.4. Minutes; Review by Trustees	7

ARTICLE V SEAL	7

ARTICLE VI AMENDMENTS	7

SECTION 6.1. Amendment	7
SECTION 6.2. Proposal to Amend or Repeal	7

BY-LAWS

These By-Laws are the By-Laws of Entercom Boston 1 Trust, a trust with transferable shares established under the laws of The Commonwealth of Massachusetts (the “Trust”) pursuant to an Agreement and Declaration of Trust (the “Declaration”) made the 18th day of September, 1998. These By-Laws have been adopted by the Trustees pursuant to the authority granted by Section 3.2 of the Declaration.

All words and terms capitalized in these By-Laws, unless otherwise defined herein, shall have the same meanings as they have in the Declaration.

ARTICLE I

SHAREHOLDERS AND SHAREHOLDERS’ MEETINGS

SECTION 1.1. Meetings. The Annual Meeting of Shareholders shall be held within six (6) months of the end of each fiscal year, commencing with the end of the first full fiscal year. Annual Meetings of Shareholders shall be held at such time, on such day and at such place, as the Trustees may from time to time determine by resolution. Special meetings of Shareholders shall be held in accordance with Section 7.3 of the Declaration and shall be held at such time, on such day and at such place as provided for therein.

SECTION 1.2. Presiding Officer; Secretary. The Chairman of the Trustees, if there is one, and in the absence of the Chairman, if there is one, the President, if there is one, shall preside at each Shareholders’ meeting as chairman of the meeting, or in the absence of the Chairman and the President, the Trustees present at the meeting shall elect one of their number as chairman of the meeting. Unless otherwise provided for by the Trustees, the Secretary of the Trust shall be the secretary of all meetings of Shareholders and shall record the minutes thereof.

SECTION 1.3. Authority of Chairman of Meeting to Interpret Declaration and By-Laws. At any Shareholders’ meeting the chairman of the meeting shall be empowered to determine the construction or interpretation of the Declaration or these By-Laws, or any part thereof or hereof in respect of procedural matters relating to the meeting, and his ruling shall be final.

SECTION 1.4. Voting; Quorum. At each meeting of Shareholders, except as otherwise provided by the Declaration, every holder of record of Shares entitled to vote shall be entitled to a number of votes equal to the number of Shares standing in his name on the Share register of the Trust. Shareholders may vote by proxy and the form of any such proxy may be prescribed from time to time by the Trustees. A quorum shall exist if the holders of a majority of the outstanding Shares of the Trust entitled to vote are present in person or by proxy, but any lesser number shall be sufficient for adjournments. At all meetings of the Shareholders, votes of Shareholders need not be taken by ballot unless otherwise provided for by the Declaration or by vote of the Trustees, but the chairman of the meeting may in his discretion authorize any matter to be voted upon by ballot.

SECTION 1.5. Inspectors. At any meeting of Shareholders, the chairman of the meeting may appoint one or more Inspectors of Election or Balloting to supervise the voting at such meeting or any adjournment thereof. If Inspectors are not so appointed, the chairman of the meeting may, and on the request of any Shareholder present or represented and entitled to vote shall, appoint one or more Inspectors for such purpose. Each Inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of Inspector of Election or Balloting, as the case may be, at such meeting with strict impartiality and according to the best of his ability. If appointed, Inspectors shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

SECTION 1.6. Shareholders’ Action in Writing. Nothing in this Article 1 shall limit the power of the Shareholders to take any action by means of written instruments without a meeting, as permitted by Section 7.7 of the Declaration.

SECTION 1.7. Lost, Stolen, etc., Certificates. If any certificate for certificated Shares shall be lost, stolen, destroyed or mutilated, the Trustees may authorize the issuance of a new certificate of the same tenor and for the same number of Shares in lieu thereof. The Trustees shall require the surrender of any mutilated certificate in respect of which a new certificate is issued, and may, in their discretion, before the issuance of a new certificate, require the owner of a lost, stolen or destroyed certificate, or the owner’s legal representative, to make an affidavit or affirmation setting forth such facts as to the loss, theft or destruction as they deem necessary, and to give the Trust a bond in such reasonable sum as the Trustees direct, in order to indemnify the Trust.

ARTICLE II

TRUSTEES AND TRUSTEES’ MEETINGS

SECTION 2.1. Number of Trustees. There shall initially be one (1) Trustee, and the number of Trustees shall thereafter be such number, authorized by the Declaration, as from time to time shall be fixed by a vote adopted by a majority of the Shareholders present in person or by proxy at a meeting.

SECTION 2.2. Annual and Regular Meetings of Trustees. An Annual Meeting of the Trustees shall be held immediately following the Annual Meeting of Shareholders. Other meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine; provided, that notice of such determination, and of the time, place and purposes of the first regular meeting thereafter, shall be given to each absent Trustee in accordance with Section 2.4 hereof.

SECTION 2.3. Special Meetings of Trustees. Special meetings of the Trustees may be held at any time and at any place when called by the Chairman of the Trustees, the President or the Treasurer or by two (2) or more Trustees, or if there shall be fewer than three (3) Trustees, by any Trustee; provided, that notice of the time, place and purposes thereof is given to each Trustee in accordance with Section 2.4 hereof by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.

SECTION 2.4. Notice of Meetings. Notice of any regular or special meeting of the Trustees shall be sufficient if given in writing to each Trustee, and if sent by mail at least five (5) days, or by telegram, Federal Express or other similar overnight delivery service at least seventy-two (72) hours, before the meeting, addressed to his usual or last known business or residence address, or if delivered to him in person at least forty-eight (48) hours before the meeting; provided that, a copy of such notice shall also be given to each Shareholder, in the same manner and no later than such notice is given to the Trustees. Notice of a special meeting need not be given to any Trustee who was present at an earlier meeting, not more than thirty-one (31) days prior to the subsequent meeting, at which the subsequent meeting was called. Notice of a meeting may be waived by any Trustee by written waiver of notice, executed by him before or after the meeting, and such waiver shall be filed with the records of the meeting. Attendance by a Trustee at a meeting shall constitute a waiver of notice, except where a Trustee attends a meeting for the purpose of protesting prior thereto or at its commencement the lack of notice.

SECTION 2.5. Quorum; Presiding Officer. At any meeting of the Trustees , a Majority of the Trustees shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice. Unless the Trustees shall otherwise elect, generally or in a particular case, the Chairman of the Trustees, if there is one, or in the absence of the Chairman, if there is one, the President, if there is one, or in the absence of the Chairman and the President, such Trustee as the Trustees present at the meeting shall decide, shall preside at each meeting of the Trustees as chairman of the meeting.

SECTION 2.6. Participation by Telephone. One or more of the Trustees may participate in a meeting thereof or of any Committee of the Trustees by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

SECTION 2.7. Location of Meetings. Trustees’ meetings may be held at any place, within or without Massachusetts.

SECTION 2.8. Votes . Voting at Trustees’ meetings may be conducted orally, by show of hands, or if requested by any Trustee, by written ballot. The results of all voting shall be recorded by the Secretary in the minute book.

SECTION 2.9. Rulings of Chairman. All other rules of conduct adopted and used at any Trustees’ meeting shall be determined by the chairman of such meeting, whose ruling on all procedural matters shall be final.

SECTION 2.10. Trustees’ Action in Writing. Nothing in this Article 2 shall limit the power of the Trustees to take action by means of a written instrument without a meeting, as provided in Section 3.2 of the Declaration.

ARTICLE III

OFFICERS

SECTION 3.1. Officers of the Trust. The officers of the Trust may consist of a Chairman of the Trustees, a President, a Treasurer and a Secretary, and may also include one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, and such other officers as the Trustees may designate. Any person may hold more than one office. Except for the Chairman, no officer need be a Trustee. In the event the Trustees shall not elect any officer whose duties are described in these By-Laws, then except to the extent otherwise provided in these By-Laws, such duties shall be performed by the Trustees or any one of them as they shall from time to time determine.

SECTION 3.2. Time and Terms of Election. The officers of the Trust shall be elected by the Trustees at their first meeting and thereafter at the annual meeting of the Trustees, as provided in Section 3.2 of the Declaration. Such officers shall hold office until the next annual meeting of the Trustees and until their successors shall have been duly elected and qualified, and may be removed at any meeting by the affirmative vote of a Majority of the Trustees.

SECTION 3.3. Resignation and Removal. Any officer may resign at any time by giving written notice to the Trustees. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. All officers of the Trust shall be subject to removal, with or without cause, at any time by vote of a majority of the Trustees. If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the Trustees may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred. Except to the extent expressly provided in a written agreement with the Trust, no officer resigning or removed shall have any right to any compensation for any period following such resignation or removal, or any right to damage on account of such removal.

SECTION 3.4. Fidelity Bond. The Trustees may, in their discretion, direct any officer appointed by them to furnish at the expense of the Trust a fidelity bond approved by the Trustees, in such amount as the Trustees may prescribe.

SECTION 3.5. Chairman of the Trustees. Unless the Trustees otherwise provide, the Chairman of the Trustees, if there is one, shall preside at all meetings of the Shareholders and of the Trustees. The Chairman, if there is one, subject to the supervision of the Trustees, shall have general charge and supervision of the business, property and affairs of the Trust and such other powers and duties as the Trustees may prescribe, and unless otherwise provided by law, the Declaration, these By-Laws or specific vote of the Trustees, shall have and may exercise all of the powers given to the Trustees by the Declaration and by these By-Laws.

SECTION 3.6. President. The President, if there is one, shall be the chief administrative officer of the Trust and, subject to the supervision of the Chairman, if there is one, shall have general charge of the operations of the Trust, and general supervision of the personnel of the Trust, and such other powers and duties as the Trustees or the Chairman shall prescribe.

In the absence or disability of the Chairman, or if there is no Chairman, the President shall exercise the powers and duties of the Chairman.

SECTION 3.7. Vice Presidents. In the absence or disability of the President, if there is one, the Vice President, if there is one, or if there shall be more than one, the Vice Presidents in the order of their seniority or as otherwise designated by the Trustees, shall exercise all of the powers and duties of the President. The Vice Presidents shall do and perform such other duties as the Trustees, the Chairman or the President shall direct.

SECTION 3.8. Treasurer and Assistant Treasurers. The Treasurer, if there is one, shall be the chief financial officer of the Trust, and shall have the custody of the Trust’s funds and securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys, and other valuable effects in the name and to the credit of the Trust, in such depositories as may be designated by the Trustees, taking proper vouchers for such disbursements, shall have such other duties and powers as may be prescribed from time to time by the Trustees or the Chairman, if there is one, and shall render to the Trustees, whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Trust. Any Assistant Treasurer, if there is one, shall have such duties and powers as shall be prescribed from time to time by the Trustees or the Treasurer, and shall be responsible to and shall report to the Treasurer. In the absence or disability of the Treasurer, the Assistant Treasurer or, if there shall be more than one, the Assistant Treasurers in the order of their seniority, or as otherwise designated by the Trustees or the Chairman, shall have the powers and duties of the Treasurer.

SECTION 3.9. Secretary and Assistant Secretaries. The Secretary, if there is one, shall, if and to the extent requested by the Trustees, attend all meetings of the Trustees, any Committee of the Trustees, and/or the Shareholders and record all votes and the minutes of proceedings in a book to be kept for that purpose, shall give or cause to be given notice of all meetings of the Trustees, any Committee of the Trustees, and of the Shareholders and shall perform such other duties as may be prescribed by the Trustees. The Secretary, if there is one, or in his absence any Assistant Secretary, shall affix the Trust’s seal to any instrument requiring it, and when so affixed, it shall be attested by the signature of the Secretary or an Assistant Secretary. The Secretary, if there is one, shall be the custodian of the Share records and all other books, records and papers of the Trust (other than financial) and shall see that all books, reports, statements, certificates and other documents and records required by law are properly kept and filed. In the absence or disability of the Secretary, the Assistant Secretary, if there is one, or, if there shall be more than one, the Assistant Secretaries in the order of their seniority or as otherwise designated by the Trustees or the Chairman, shall have the powers and duties of the Secretary.

SECTION 3.10. Substitutions. In case of the absence or disability of any officer of the Trust, or for any other reason that the Trustees may deem sufficient, the Trustees may delegate the powers or duties, or any of them, of such officer to any other officer, or to any Trustee.

SECTION 3.11. Execution of Deeds, etc. Except as the Trustees may generally or in particular cases otherwise authorize or direct, all deeds, mortgages, security agreements, pledge agreements, financing statements, deeds of trust, assignments of rights, leases, bills of sale, assignments, transfers, contracts, proposals, bonds, notes, checks, drafts and other obligations made, accepted or endorsed by the Trust shall be signed or endorsed on behalf of the Trust by the Chairman, the President, one of the Vice Presidents or the Treasurer, if there is any such officer, or by any Trustee.

SECTION 3.12. Power to Vote Securities. Unless otherwise ordered by the Trustees, the Chairman, the President, one of the Vice Presidents or the Treasurer, if there is any such officer, or any Trustee shall have full power and authority on behalf of the Trust to give proxies for and/or to attend and to act and to vote at any meeting of stockholders of any corporation in which the Trust may hold stock, and at any such meeting such officer or Trustee shall possess and may exercise any and all rights and powers incident to the ownership of such stock which, as the owner thereof, the Trust might have possessed and exercised if present. The Trustees, by resolution from time to time, may confer like powers upon any other person or persons as attorneys and proxies of the Trust.

ARTICLE IV

COMMITTEES

SECTION 4.1. Power of Trustees to Designate Committees. The Trustees by vote of a Majority of the Trustees, may elect from their number an Executive Committee and any other Committees and may delegate thereto some or all of their powers except those which by law, by the Declaration or by these By-Laws may not be delegated; provided that the Executive Committee shall not be empowered to elect officers of the Trust, to amend the By-Laws, to exercise the powers of the Trustees under this Section 4.1 or under Section 4.3 hereof, or to perform any act for which the action of a Majority of the Trustees is required by law, by the Declaration or by these By-Laws. The members of any such Committee shall serve at the pleasure of the Trustees.

SECTION 4.2. Rules for Conduct of Committee Affairs. Except as otherwise provided by the Trustees, each Committee elected or appointed pursuant to this Article 4 may adopt such standing rules and regulations for the conduct of its affairs as it may deem desirable subject to review and approval of such rules and regulations by the Trustees at the next succeeding meeting of the Trustees, but in the absence of any such action or any contrary provisions by the Trustees, the business of each Committee shall be conducted, so far as practicable, in the same manner as provided herein and in the Declaration for the Trustees.

SECTION 4.3. Trustees May Alter Abolish etc. Committees. The Trustees may at any time alter or abolish any Committee, change the membership of any Committee or revoke, rescind or modify any action of any Committee or the authority of any Committee with respect to any matter or class of matters; provided, that no such action shall impair the rights of any third parties.

SECTION 4.4. Minutes; Review by Trustees. Any Committee to which the Trustees delegate any of their powers or duties shall keep records of its meetings and shall report its actions to the Trustees.

ARTICLE V

SEAL

The seal of the Trust shall consist of a flat-faced circular die with the word “Massachusetts”, together with the name of the Trust, the words “Trust Seal”, and the year of its organization cut or engraved thereon, but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE VI

AMENDMENTS

SECTION 6.1. Amendment. These By-Laws may be amended or repealed, or new By-Laws adopted, at any meeting of the Shareholders by the vote of the holders of at least a majority of the outstanding Shares.

SECTION 6.2. Proposal to Amend or Repeal. Any proposal to amend or repeal these By-Laws or to adopt new By-Laws shall be stated in the notice of the meeting of the Shareholders, or in the waiver of notice thereof, as the case may be, unless all of the Shareholders are present at such meeting.